Exhibit 23.4

May 21, 2004

ChipMOS TECHNOLOGIES (Bermuda) LTD.,

    No. 1, R&D Road 1,

        Hsinchu Science Park, Hsinchu,

            Taiwan, Republic of China.

Dear Sirs:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of common shares, par value US$0.01 per share (the “Common Shares”), of ChipMOS TECHNOLOGIES (Bermuda) LTD., we have acted as your United States counsel.

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus contained in the registration statement filed today (the “Registration Statement”) relating to the Common Shares, and to the filing of this consent as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP is a registered limited liability partnership established under the laws of the State of New York.

The personal liability of our partners is limited to the extent provided in such laws. Additional information is available upon request or at www.sullcrom.com.